Exhibit 99.1

ENZON
PHARMACEUTICALS                                            For Immediate Release
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PRESS RELEASE
                                       Contact: Kenneth J. Zuerblis
                                                VP Finance & CFO
                                                908-541-8717

                                                Euro RSCG Life NRP
                                                Mark R. Vincent, Media Relations
                                                212-845-4239

                   ENZON ANNOUNCES NEKTAR PEGYLATION AGREEMENT

BRIDGEWATER, NJ - August 2, 2004 - Enzon Pharmaceuticals, Inc. (NASDAQ: ENZN) announced today that Nektar Therapeutics (NASDAQ: NKTR) has entered into a licensing agreement, which will involve Enzon's proprietary PEG technology.

Today Nektar disclosed a collaborative agreement with Pfizer, Inc. (NYSE: PFE) to provide proprietary PEGylation technology for Pfizer's undisclosed product currently in clinical testing. This product utilizes Enzon's PEG technology and Enzon will receive a share of Nektar's royalties or profits on final product sales of any such product if approved.

Under the alliance formed in 2002, Nektar has the exclusive right to grant sub-licenses for Enzon's PEG technology to third parties. Enzon retains the right to use all of its PEG technology for its own product portfolio, as well as for those products it develops in co-commercialization collaborations with third parties.

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), which are all marketed in North America by Enzon's hospital and oncology sales forces. Enzon's science-focused strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional products, projects, and technologies. Enzon has several drug candidates in various stages of development, independently and with partners.

The forward-looking statement contained herein regarding the potential receipt of royalties on product sales is not based on historical fact. Such forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments described

                                     -more-

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com

                                             Nektar PEGylation Agreement/ Page 2


therein. Such factors include the risk that the Pfizer product may not emerge successfully from clinical trials and that such product may not receive regulatory approval from the FDA. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of August 2, 2004 and the Company undertakes no duty to update this information.

      For further information on Enzon please refer to the Company's website at www.enzon.com.

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com